Exhibit 8.1

DLA Piper LLP (US) 555 Mission St. #2400 San Francisco, California 94105 www.dlapiper.com

April 13, 2023

GigCapital5, Inc.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Re:    Material Tax Consequences with Respect to a Redemption of Public Shares

Ladies and Gentlemen:

As United States tax counsel to GigCapital5, Inc. (the “Company”) in connection with the transactions described in the Registration Statement on Form S-4 (File No. 333-269760) originally filed on February 14, 2023, as amended and supplemented through the date hereof (the “Registration Statement”), we hereby confirm to you that, subject to, and based upon, the qualifications, limitations and assumptions set forth in the Registration Statement, the discussion set forth in the Registration Statement under the caption “Material Tax Considerations with respect to a Redemption of Public Shares—Tax Considerations for U.S. Holders” constitutes the opinion of DLA Piper LLP (US), United States tax counsel to the Company, insofar as it discusses the material United States federal income tax considerations applicable to United States stockholders of GigCapital5 as a result of the exercise of redemption rights. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences could differ from those described therein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Best regards,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)